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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2005

MOLSON COORS BREWING COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-14829 (Commission File Number)	84-0178360 (IRS Employer Identification No.)
1555 Notre Dame Street East Montréal, Québec, Canada, H2L 2R5		1225 17th Street, Suite 1875 Denver, Colorado 80202
(Address of Principal Executive Offices, including Zip Code)

(303) 277-6661 (Colorado)
(514) 521-1786 (Québec)

(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

        In August 2005, another purported class action, predicated upon factual allegations similar to those raised in the securities class actions filed earlier this year in the United States and Canada, was filed against the Company and certain of its directors and officers in the United States District Court for the District of Delaware. This action is filed purportedly on behalf of participants in Molson Coors Brewing Company 401(k) Savings Plan (Plan), and alleges that the defendants violated their fiduciary duties under the Employee Retirement Income Security Act of 1974 with respect to prudence and investment of Plan assets by failing to disclose complete and accurate information to Plan participants regarding investment in Company common stock and by failing to monitor the Plan's investments which resulted in losses by Plan participants who held Company stock.

        In addition, the Audit Committee of the Company's Board of Directors is investigating whether a complaint that it received in the third quarter of 2005 has any merit. The Committee has hired independent counsel to assist it in conducting the investigation. The complaint relates primarily to disclosure in connection with the February merger between Adolph Coors Company and Molson Inc., exercises of stock options by Molson Inc. option holders before the record date for the special dividend paid to Molson Inc. shareholders before the merger (which were disclosed in the Company's Current Report on Form 8-K dated February 15, 2005), statements made concerning the special dividend to Molson Inc. shareholders, and sales of the Company's common stock in connection with exercise of stock options by the Company's chief executive officer and chief financial officer following the merger in February 2005, after the release of the year-end results for Adolph Coors Company and Molson Inc. and after the Company lifted the trading restrictions imposed before the merger. The Board of Directors has full confidence in senior management, including the chief executive officer and chief financial officer.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY
/s/ SAMUEL D. WALKER
Date: September 1, 2005	Name:	Samuel D. Walker
	Title:	Chief Legal Officer, Vice President and Secretary

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  Item 8.01. Other Events.
SIGNATURES